Exhibit 10.32

James J. Duffy Executive Vice President Human Resources

April 8, 2010

Ms. Lisa K. Polsky
11 West 42nd Street
New York, NY 10036

Dear Lisa,

We are pleased to confirm our offer to you of employment to join CIT Group Inc. (“CIT”) as Chief Risk Officer (“CRO”) initially reporting to the Chief Executive Officer. This letter summarizes the terms and conditions of our offer of employment and contains important information regarding your employment by CIT.

Subject to the approval of your appointment as CRO by CIT’s Board of Directors (the “Board”), you will be an executive officer of CIT for purposes of Section 16 of the Securities Exchange Act of 1934. As an executive officer, your compensation and benefits, including annual bonuses and equity awards, would be subject to the approval of the Board.

If you accept this offer, your annualized base salary rate will be $500,000, payable bi-weekly. In addition, subject to the award being approved by the Board, you will receive an award of $1,500,000 in the form of Restricted Stock Units (the “RSUs”) on the first day of your employment (the “Grant Date”).

Your RSUs will be scheduled to vest 50% on the first anniversary of the Grant Date, and the remaining 50% on the third anniversary of the Grant Date. The number of RSUs that you may be awarded will be determined based on the closing price of CIT’s common stock trading on the New York Stock Exchange on the Grant Date. Upon vesting, the RSUs will be paid within forty-five days in the form of shares of CIT common stock, less applicable tax and other withholdings. The terms and conditions of your RSUs will be fully described in an Award Agreement sent to you following the Grant Date. You must be actively employed on the Grant Date to receive your RSUs.

Consistent with other similarly situated CIT employees, you will be eligible to receive annual and long-term incentive awards based on, among other things, your performance and CIT’s results. Incentives awards may be comprised of cash and/or non-cash awards and are typically awarded during the first quarter following the performance year to which they relate (i.e., Q1 2011 for performance year 2010). Any annual and long-term incentives awarded to you in 2011 attributable to 2010 performance will take into account the fact that you had previously received $1,500,000 of RSUs in 2010.

You will be eligible for 20 vacation days per year. For 2010, the number of vacation days you will be eligible for will be prorated based on your actual date of hire. In addition, you will be eligible for company paid holidays and personal days per CIT's time off policy.

505 Fifth Avenue – 8th Floor	t: 212.771.9403 f: 212.771.9407
New York, NY 10017	james.duffy@cit.com

Ms. Lisa K. Polsky
April 5, 2010

Upon commencement of your employment, you will be eligible for health and welfare benefits and will receive a benefits enrollment package shortly following your date of hire. Enclosed is a summary of CIT's current benefits. To receive health benefits coverage, you must enroll via the online benefits enrollment system within 30 days from the date you begin employment. Health benefits coverage will commence retroactively to your first day of work if you enroll by the deadline.

This offer of employment is contingent upon (i) the approval of the Board and the Federal Reserve Bank of New York, (ii) the satisfactory completion of all pre- and post-employment background and other checks, (iii) your satisfactory completion of a drug screen; and (iv) your execution of CIT's Non Competition, Non-Solicitation and Confidentiality Agreement (the "Agreement”), a copy of which Agreement is enclosed for your review. Your official start date will be determined upon completion of pre-employment screening. The enclosed company materials describe certain employment prerequisites and include forms that you must complete and submit to the Human Resources department on your first day of employment.

If your employment with CIT terminates at any time for any reason, the compensation outlined in this letter will cease on your last day of employment.

By accepting this offer, you represent, warrant and agree that:

(i)	you have not taken and will not take any confidential or proprietary materials (or copies thereof) from your prior employers;

(ii)	you will not use any confidential, proprietary or trade secret information in violation of any contractual or common-law obligation to your former employers;

(iii)

you are not subject to any agreement, plan or policy applicable to you that would prevent or restrict you from accepting this offer of employment and engaging in activities competitive with the activities of your former employers;

(iv)

other than the agreement(s) restricting your post-employment agreements with any of your prior employers that you disclosed on your CIT Employment Application form, you are not subject to any other agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer, or if you did not disclose to CIT any agreements with any of your prior employers restricting your post-employment activities, that you are not subject to any agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer;

(v)

you have not requested, solicited or encouraged, and will not request, solicit or encourage, any employees or customers or clients of your former employers to join CIT or to leave your past employers in violation of any contractual, common-law obligation or duty to your past employers; and

(vi)

you are not party to any employment agreement or subject to any policy that would require you to give notice to your past employer of your resignation in order for such resignation to become effective (unless you have given or will give such notice, and any period of time required to elapse before such notice becomes effective will have elapsed before you commence your employment with CIT).

You may be subject to disciplinary action for any violation of the representations, warranties and agreements set forth in this letter. For purposes of this document, confidential or proprietary

Ms. Lisa K. Polsky
April 5, 2010

materials includes information in any form, including tangible documents and electronic data maintained on a disc, hard drive or otherwise.

CIT and you intend that the benefits and payments described in this letter will comply with the requirements of Section 409A of the Internal Revenue Code, and the regulations, guidance and other interpretative authority issued thereunder (collectively, “Section 409A”), and that this letter will be interpreted and construed consistent with that intent.

In connection with your employment with CIT, your compensation is subject to applicable federal laws (including FDIC regulations); accordingly, CIT reserves the right, in its sole discretion and without your consent, to cancel, reduce, revoke, rescind, require repayment of, or otherwise eliminate any compensation arrangement offered or promised to you, if CIT deems it necessary or advisable to comply with federal law.

This letter and the Agreement set forth the terms of your employment with CIT and supersede any and all prior oral or written communications. Although your job duties, title, compensation and benefits, as well as CIT's policies and procedures may change from time-to-time, the nature of your employment remains “at-will". As a result, either you or CIT may terminate your employment relationship at any time for any reason, with or without cause. In addition, no changes to the terms of your employment, including benefits and compensation, are valid unless set forth in writing from CIT Human Resources or are generally applicable to similarly situated CIT employees. An additional copy of this offer letter is enclosed for your records.

To accept this offer of employment, please sign and return this letter to me within 10 calendar days from the date of this letter. Your signature below indicates that you understand and agree to the terms set forth in this letter. If you do not return a signed original of this letter to me within such 10 calendar day period, this offer will become void and expire. Handwritten or other changes to this letter are not valid unless authorized and signed by me. In addition, no one at CIT is authorized to vary the terms of this letter except the General Counsel or me.

Lisa, we are delighted at the prospect of your joining our team and look forward to having you on board. If you have any questions regarding this offer of employment, you may contact me at (212) 771-9403.

Sincerely,

/s/ James J. Duffy
James J. Duffy
Executive Vice President
Human Resources

Agreed and accepted:

/s/ Lisa K. Polsky Lisa K. Polsky	04/13/2010 Date